Exhibit 10.20

Western Alliance Bancorporation

Annual 2012 Bonus Plan

Parent and All Affiliate Banks

OBJECTIVE: The purpose of this Annual Bonus Plan is to provide incentives and rewards for superior performance in order to attract and retain highly qualified team members and to maximize financial performance so that Western Alliance Bancorporation (WAL) will meet and exceed its goals.

ELIGIBILITY: Team members (except those on special incentive plans, such as; RE, WAL Equipment Finance, Shine Investment Services, Alliance Association Financial Services, Treasury Management and several individual plans) who are employed by WAL as of January 1st of the Plan Year. Bonuses for team members hired after January 1st but on or before September 30th of a Plan Year will be prorated. Team members hired after September 30th may be eligible the following Plan Year.

EFFECTIVE DATE: January 1, 2012. This Plan supersedes all others before it and for 2012 there will be one plan for the Company.

FREQUENCY OF AWARDS: Awards will be paid annually within 90 days after the end of the Plan Year. Participants must be employed at the payment date to receive any bonus compensation under this Plan.

PLAN ADMINISTRATOR: WAL Compensation Committee will administer and approve the Plan annually. The day to day details of the Plan will be monitored by an internal committee made up of WAL Chief Executive Officer, President/COO, Chief Financial Officer, and Chief Administrative Officer.

HOW THE PLAN WORKS: Subject to the terms of the Plan, bonus calculations will be based on the following factors: 1) Earnings Per Share, 2) Credit Quality, 3) Organic Deposit Growth, 4) Organic Loan Growth, and 5) QUALITY Control.

A Target bonus percentage expressed as a percent of Base Salary will be established for each Participant. A payout at the maximum level requires outstanding performance for the year in all components of the Plan.

Base Salary is defined as the Participant’s actual salary earned for the year which includes pay for regular hours worked plus paid holiday, sick, and vacation hours; earnings received while on a Leave of Absence are not included in this calculation.

A.	Earnings Per Share Performance is weighted 50%

This portion of the bonus will be calculated based on WAL performance in Earnings Per Share

The Earnings Per Share calculation is determined by what is acceptable within general accounting principle guidelines.

CHART FOR EARNINGS PER SHARE RESULTS IS 50% OF TARGET
WAL Performance Earnings Per Share Results	Percent of Target Paid (EPS)
Less than < .45	No Bonus paid
Between .45 to .51	75% to 100%
Between .51 to .63	100% to 150%

B.	Credit Quality is weighted 20%

This portion of the bonus will be calculated using the Net Charge Off ratio (weighted 10%) and Non-Performing Asset ratio (weighted10%).

a.	Net Loan Charge Offs for the year divided by Average Loans Outstanding for the year equal the Net Charge Off Ratio

b.	The Non Performing Asset ratio is the average of 4 quarter end ratios of NPA’s divided by total Average assets

WAL Credit Quality Performance
Net Charge Offs	Percent of Target Bonus Paid
>1.2%	No Bonus Paid
<1.2% to 1.0%	75% to 100%
<1.0% to .6%	100% to 150%

NPA’s
>3.0%	No Bonus paid
<3.0% to 2.5%	75% to 100%
<2.5% to 1.50%	100% to 150%

C.	Organic Deposit Growth is weighted 10%

1.	As soon as possible after the end of the Plan Year, the Finance Department will measure the Actual Organic Deposit Growth results for WAL. Adjustments may be made to these calculations to account for windfalls, etc.

2.	Following are the definitions/calculations on which this portion of the bonus will be based:

a.	A calculation will be made for the WAL Growth in Organic Deposits (10% of target).

b.	Organic Deposits will be calculated on organic growth and will not include increases in deposits acquired by acquisition or wholesale means.

c.	Calculation: The percent of Target bonus paid for Organic Deposit Growth will be calculated based on the following schedule:

CHART FOR ORGANIC DEPOSIT GROWTH 10% OF TARGET
WAL Performance Organic
Deposit Growth	Percent of Target Paid (Organic Deposits)
Less than <5%	No Bonus paid
Between 5% - 8%	75% to 100%
Between 8% - 14%	100% to 150%

3.	In order to receive more than 100% of the Organic Deposit growth portion of the bonus:

a.	WAL must achieve a growth equal to or more than 8% in Organic Deposits to pay more than 100% for the goal being measured, and

b.	Participant must meet individual goals in this respective area.

D. Organic Loan Growth is weighted 10%

This portion of the bonus will be calculated based on WAL performance in Organic Loan Growth.

Loans	Growth

1.	As soon as possible after the end of the Plan Year, the Finance Department will measure the Actual Loan results for WAL. Adjustments may be made to these calculations to account for windfalls, etc.

2.	Following are the definitions/calculations on which this portion of the bonus will be based:

a.	A calculation will be made for WAL Growth in Total Loans (10% of target).

b.	Loans will be calculated on organic growth and will not include increases in loans acquired by acquisition.

c.	Calculation: The percent of Target bonus paid for Loan will each be calculated based on the following schedule:

CHART FOR ORGANIC LOAN GROWTH 10% OF TARGET
WAL Performance Organic
Loan Growth	Percent of Target Paid (Organic Loans)
Less than <5%	No Bonus paid
Between 5% - 8%	75% to 100%
Between 8% - 14%	100% to 150%

3.	In order to receive more than 100% of the Loan growth portion of the bonus:

a.	WAL must achieve a growth to or more than 8% in Loans to pay more than 100% for the goal being measured, and

b.	Participant must meet individual goals in this respective area.

E.	Quality Control is weighted 10%

1.	The effectiveness of the Company’s quality control will be evaluated based upon regulatory examinations and internal audits.

2.	Quality Control will be measured in the following two areas:

a.	All Regulatory Examinations (5%)

b.	Internal Audits (5%)

3.	The maximum pay out on this quality control is 100%

4.	Quality Control performance will be measured and assessed by the WAL Audit Committee

F.	Other Calculation Provisions

1.	All participants below the level of Vice President will be paid out according to the bonus formula

2.	All Vice Presidents and above (excluding members of the Executive Management Committee) will be evaluated at the end of the plan year. Based upon these evaluations, participants final bonus payout will range from 75% to 125% of overall payout.

3.	Each officer will be evaluated in the following areas:

a.	Ability to Work within a Team setting

b.	Initiative/Proactive

c.	Customer Service Focus

d.	Commitment to Quality

e.	Planning/Organization

f.	Leadership

i.	Strategic Thinking

ii.	Mentoring

iii.	Communication

iv.	Development

4.	Participants must meet individual loan and organic deposit production goals, if assigned, or their total bonus may be reduced or eliminated.

5.	A participant’s bonus may be reduced or eliminated if, in the discretion of Management, i) the department’s loan review and/or audits are rated below satisfactory and/or not adhering to safety, soundness, and approved operational procedures, ii) any participant, their branch or department earns a rating of less than “Satisfactory,” iii) the department’s credit underwriting and/or portfolio management practices are rated below “Satisfactory” and/or not adhering to safety and soundness, or iv) the participant, their branch or department has not contributed adequately to the financial results attributed to them.

G. Other Administrative Provisions

1.	This is a discretionary bonus plan and, in order to receive payment of any bonus under this Plan, the participant must be eligible and employed by WAL through the end of the year.

2.	Designation as a participant in the Plan does not create a contract of employment for any specified time, nor shall such act to alter or amend WAL’s “at-will” policy of employment.

3.	If any participant’s performance is rated as falling below job expectations or as less than satisfactory at any time during the Plan Year, or if the participant is subject to any written disciplinary action, the bonus payment will be reduced or eliminated.

4.	A change in officer title occurring during the year will create a proration based upon the number of months in each position.

5.	Awards will be paid through the normal payroll process to participants. All awards will be subject to applicable taxes. Awards do not constitute commissions or additional wages, and participants have no vested interests in the benefits of the Plan, except as expressly provided for herein.

6.	Awards under this Plan will be used in calculating covered earnings for benefit purposes for the 401(k) and Life Insurance Plans but not for Long Term Disability Insurance.

7.	Timely and accurate completion of all business plans, reports, budgets and other planning exercises is required for payment under the Plan.

8.	Acknowledgment from the HR Department that offices and officers have conformed to bank policy in timeliness of annual reviews, controllable turnover, and all other areas of HR administration is required for payment under this Plan.

9.	Performance measurements and statistics will be based on calculations completed by the Finance Division of WAL. Any questions about the results or the bonus calculations must be submitted to the Plan Administrator within 30 days after the calculations have been completed and published, after which time no inquiries will be considered.

10.	Management retains the right in its sole discretion to adjust bonuses to reflect non reoccurring gains or losses.

11.	This Plan is governed and interpreted by the Plan Administrator, whose decisions shall be final. This is a discretionary program and the Plan Administrator or the Board of Directors of WAL reserves the right to terminate or alter this bonus program at any time.

12.	Participants are eligible to participate in only one annual bonus plan (could also be paid out quarterly), and Management has the discretion to assign any team member to the particular plan it deems appropriate.

13.	The intent of WAL Management is to fairly reward team members for adding value to the Company. If any adjustments need to be made to allow this Plan to accomplish its purpose, the Incentive Compensation Committee in its sole discretion can make those adjustments.

14.	It is the intention of the Committee that the grants under the 2012 Annual Bonus Plan to Covered Employees shall be qualified performance-based compensation within the meaning of Code Section 162(m) and regulations thereunder, as allowed by the 2005 Stock Incentive Plan.

Sample Calculation:

1. WAL Earnings Per Share Growth Performance is weighted 50%

Earnings Per Share Growth Performance	WAL
EPS achieved	.51
% of EPS Target Bonus Paid	100%

See table on page 2

2. WAL Credit Quality Performance is weighted 20%

Credit Quality Performance 10%	WAL
Net Charge Offs achieved	1.0%
% of Goal Paid	100%

Credit Quality Performance 10%	WAL
NPA percentage achieved	2.5%
% NPA Goal Paid	100%

See table page 2

4. WAL Organic Deposit Growth Performance is weighted 10%

Organic Loan Growth	WAL
Deposit Growth Achieved	14%
Loan Growth Target Paid	150%

See table page 2

5. WAL Organic Loan Growth Performance is weighted 10%

Organic Loan Growth	WAL
Loan Growth Achieved	14%
Loan Growth Target Paid	150%

See table page 3

6. WAL Quality Control factors are weighted 10%

•	Regulatory Examines (5%) WAL Audit Committee determined PASS
•	Internal Audits (5%) WAL Audit Committee determined PASS

Passed	at the 100% level for example purposes

Example Paid under WAL Annual Bonus

Participant has a base salary of $60,000 Target Bonus of 8% Target Bonus - $4,800.00
EPS	Credit Quality	Deposit Growth	Loan Growth	Quality Control
$4,800	$4,800	$4,800	$4,800	$4,800
X50%	X20%	X10%	X10%	X10%

$2,400	$960	$480	$480	$480
X100%	X100%	X150%	X150%	X100%

$2,400	$960	$720	$720	$480

Total Payout is $2,400 + $960 + $720 + $720 + $480 =$5,280

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